As filed with the Securities and Exchange Commission on October 11, 2023.

Registration No. 333-253266

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-253266

UNDER

THE SECURITIES ACT OF 1933

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	73-1599053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(918) 574-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walter S. Hulse III

Chief Financial Officer, Treasurer and Executive Vice President,

Investor Relations and Corporate Development

Magellan GP, LLC

100 West Fifth Street

Tulsa, Oklahoma 74173

(918) 588-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian Seiguer, P.C. Anne G. Peetz Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 (713) 836-3600	Patrick W. Cipolla ONEOK, Inc. Vice President, Associate General Counsel – Compliance & Ethics and Corporate Secretary 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Magellan Midstream Partners, L.P., a Delaware limited partnership (“Magellan”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-253266) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on February 18, 2021 registering an indeterminate amount of common units representing partner interests in Magellan, preferred units representing partner interests in Magellan and debt securities of Magellan, to deregister any and all securities registered but unsold or otherwise unissued under such Registration Statement as of the date hereof.

On September 25, 2023, pursuant to the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated May 14, 2023, by and among ONEOK, Inc., an Oklahoma corporation (“ONEOK”), Otter Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and wholly owned direct, subsidiary of ONEOK and Magellan, Merger Sub merged with and into Magellan, as a result of which Magellan became a wholly owned, direct, subsidiary of ONEOK.

As a result of the completion of the transactions contemplated by the Merger Agreement, Magellan has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by Magellan in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Magellan hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and Magellan hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 11th day of October, 2023.

MAGELLAN MIDSTREAM PARTNERS, L.P.

By: Magellan GP, LLC, its general partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

Note: No other person is required to sign this Post-Effective Amendment to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

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